FIRST AMENDMENT
TO CREDIT AGREEMENT

This Amendment is entered into as of June 30, 2006 by and among MDU Resources Group, Inc., a Delaware corporation (the “Borrower”); Wells Fargo Bank, National Association, a national banking association, as administrative agent under the Credit Agreement described below (in such capacity, the “Agent”); and the undersigned Lenders (as defined in the Credit Agreement described below).

The Borrower, the Agent and the Lenders are parties to a Credit Agreement dated as of June 21, 2005 (together with all amendments, modifications and restatements thereof, the “Credit Agreement”).

The Borrower has asked the Agent and the Lenders to increase the amount available for borrowing under the Credit Agreement and to extend the term of the Credit Agreement, and the Agent and the Lenders are willing to do so on the terms and conditions set forth herein.

ACCORDINGLY, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1. Definitions. All terms defined in the Credit Agreement that are not otherwise defined herein shall have the meanings given them in the Credit Agreement.

2. Amendments to Credit Agreement. The Credit Agreement is hereby amended as follows:

(a) The phrase, “$100,000,000 Revolving Credit Facility”, on the cover page of the Credit Agreement is hereby deleted, and the phrase, “$125,000,000 Revolving Credit Facility”, is substituted therefor.

(b) The definitions of “Aggregate Facility Amount”, “Maximum Aggregate Facility Amount” and “Revolving Period Termination Date” in Section 1.1 of the Credit Agreement are hereby amended, respectively, to read as follows:

“Aggregate Facility Amount” means $125,000,000, as such amount may be reduced pursuant to Section 2.8 or increased pursuant to Section 2.16.

“Maximum Aggregate Facility Amount” means $150,000,000, unless said amount is reduced pursuant to Section 2.8, in which event it means the amount to which said amount is reduced.

“Revolving Period Termination Date” means June 21, 2011.

(c) The first sentence of Section 4.5 of the Credit Agreement is hereby deleted, and the following is substituted therefor:

As of June 22, 2006, the Borrower has furnished to the Lenders its audited consolidated financial statement as of December 31, 2005, and its unaudited interim financial statement as of March 31, 2006.

(d) The amount, “$15,000,000”, in Section 4.13(d) of the Credit Agreement is hereby deleted, and the amount, “$25,000,000”, is substituted therefor.

(e) Exhibit A to the Credit Agreement is hereby replaced in its entirety with Exhibit A to this Amendment.

3. Replacement Notes. Concurrent with the execution of this Amendment, the Borrower shall execute and deliver to the Agent its promissory notes (the “Replacement Notes”) in the form of Exhibit B to the Credit Agreement, dated the date hereof, payable to the order of each Lender in an amount equal to that Lender’s Facility Amount, after giving effect to the amendments set forth in Section 2 above. The Lenders shall accept the Replacement Notes in substitution for, but not in payment of, the Notes (as defined prior to giving effect to this Amendment). Each reference in the Credit Agreement to the “Notes” shall hereafter be deemed to be a reference to the Replacement Notes.

4. Representations and Warranties. The Borrower hereby represents and warrants to the Agent and the Lenders as follows:

(a) The Borrower has all requisite power and authority, corporate or otherwise, to execute and deliver this Amendment, and to perform this Amendment and the Credit Agreement as amended hereby, except as noted in Schedule 4.2 to the Credit Agreement with respect to Borrowings made after December 31, 2006. This Amendment has been duly and validly executed and delivered to the Agent and the Lenders by the Borrower, and this Amendment, and the Credit Agreement as amended hereby, constitute the Borrower’s legal, valid and binding obligations enforceable in accordance with their terms, except to the extent that such enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(b) The execution, delivery and performance by the Borrower of this Amendment, and the performance of the Credit Agreement as amended hereby, have been duly authorized by all necessary corporate action and do not and will not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, except as noted in Schedule 4.2 to the Credit Agreement with respect to Borrowings made after December 31, 2006, (ii) violate the Borrower’s articles of incorporation or bylaws or any provision of any law, rule, regulation or order presently in effect having applicability to the Borrower, or (iii) result in a breach of or constitute a default under any indenture or agreement to which the Borrower is a party or by which the Borrower is bound.

(c) All of the representations and warranties contained in Article IV of the Credit Agreement, as amended hereby, are correct on and as of the date hereof as though made on and as of such date.

5. Conditions. The amendments set forth in paragraph 2 shall be effective only if the Agent has received (or waived the receipt of) each of the following, in form and substance satisfactory to the Agent, on or before the date hereof (or such later date as the Agent may agree to in writing):

(a) This Amendment, duly executed by the Borrower and each of the Lenders below.

(b) The Replacement Notes, duly executed by the Borrower.

(c) A certificate of an officer of the Borrower (i) certifying that the execution, delivery and performance of this Amendment, and the performance of the Credit Agreement as amended hereby, have been duly approved by all necessary action of the board of directors of the Borrower, and attaching true and correct copies of the applicable resolutions granting such approval, (ii) certifying that there have been no amendments to or restatements of the articles of incorporation or bylaws of the Borrower as furnished to the Agent in connection with the execution and delivery of the Credit Agreement, other than those that may be attached to the certificate, and (iii) certifying the names of the officers of the Borrower that are authorized to sign this Amendment, together with the true signatures of such officers.

(d) A signed copy of the opinion of Paul K. Sandness, general counsel for the Borrower, addressed to the Agent and the Lenders, in substantially the form of Exhibit B hereto.

(e) All fees agreed to between the Agent and the Borrower with respect to this Amendment.

6. Miscellaneous. Except as amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts of this Amendment, taken together, shall constitute but one and the same instrument. This Amendment shall be governed by the substantive law of the State of New York.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first above written.

MDU RESOURCES GROUP, INC. By /s/ DORAN N. SCHWARTZ Its Vice President and Chief Accounting Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender By /s/ MARK H. HALLDORSON Its Vice President

ABN AMRO BANK N.V. By /s/ KRIS A. GROSSHANS Its Senior Vice President By /s/ SAAD QAIS Its Director

U.S. BANK NATIONAL ASSOCIATION By /s/ CHRISTINE DEAN Its Assistant Vice President

UNION BANK OF CALIFORNIA, N.A. By /s/ BRYAN READ Its Vice President